Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Audit Committee

Eagle Financial Bancorp, lnc.

We hereby consent to the use in this Registration Statement on Form S-1 of Eagle Financial Bancorp, lnc. of our report dated March 3, 2017 appearing in the Prospectus, which is part of this Form S-1, and to the references to our Firm under the heading "Experts" in such Prospectus.

/s/ Michael Trokey & Company, P.C
Michael Trokey & Company, P.C
Certified Public Accountants

May 9 , 2017

St. Louis, Missouri